UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: April 26, 2007 (Date of earliest event reported)

Umpqua Holdings Corporation (Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)

One SW Columbia, Suite 1200 Portland, Oregon 97258 (address of Principal Executive Offices)(Zip Code) (503) 727-4100 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

     On April 26, 2007, Umpqua Holdings Corporation completed the acquisition of North Bay Bancorp pursuant to an Agreement and Plan of Reorganization under the terms of which North Bay Bancorp merged with and into Umpqua Holdings Corporation. Effective April 27, 2007, North Bay Bancorp’s wholly owned subsidiary The Vintage Bank merged with and into Umpqua’s wholly owned subsidiary Umpqua Bank. North Bay Bancorp shareholders are entitled to receive 1.228 shares of Umpqua Holdings Corporation common stock for each share of North Bay Bancorp common stock outstanding as of April 26, 2007. Umpqua will issue approximately 5.2 million shares of common stock to North Bay Bancorp shareholders and assume options to purchase approximately 441,668 shares of North Bay Bancorp common stock, which will convert into options to purchase approximately 542,327 shares of Umpqua Holdings Corporation common stock.

     On April 27, 2007, Umpqua Holdings Corporation issued a press release announcing the closing of the merger. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable; pursuant to General Instruction B.3 of Form 8-K, the financial information is not required because it has been previously filed.

(b)	Not applicable; pursuant to General Instruction B.3 of Form 8-K, the financial information is not required because it has been previously filed.

(c)	Not applicable.

(d)	Exhibits.

	2	Agreement and Plan of Reorganization dated as of January 17, 2007 between Umpqua Holdings Corporation, Umpqua Bank, North Bay Bancorp and The Vintage Bank and related Plan of Merger (incorporated by reference to Appendix A and Appendix B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4/A filed March 12, 2007 (File No. 333- 140759/Film No. 07685991))

99.1 Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)

Dated: April 26, 2007	By: /s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary